UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2005

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 19, 2005, Kings Road Investments Ltd. (“Kings Road”), an investment vehicle managed by Polygon Investment Partners LP and holder of $10 million principal amount of the Company’s outstanding $35 million aggregate, principal amount of 8.0% Senior Secured Convertible Notes due 2008, issued on May 19, 2005 (in the aggregate, the “Notes”), delivered to the Company a letter asserting the existence of an event of default under the Notes. On October 21, 2005, Steelhead Investments Ltd. (“Steelhead,” and together with Kings Road the “Holders”), an investment vehicle managed by HBK Investments L.P. and holder of $15 million principal amount of the Notes, also delivered to the Company a letter asserting the existence of an event of default under the Notes. The letters received from the Holders (the “Letters”) purport to be event of default redemption notices pursuant to the terms of the Notes and seek acceleration of the full $25 million principal amount of the Notes held by the Holders, plus a premium of approximately $3,750,000 in the aggregate. Pursuant to the Notes, the Company is required to deliver such amounts to the Holders within five (5) business days of the Company’s receipt of such notice after the occurrence of an event of default under the Notes.

The Notes and the transactions by which the Notes were issued are described in the Company’s Current Report on Form 8-K filed on May 17, 2005. Upon the placement of the Notes, the Company prepaid approximately two years’ interest.

The Holders allege that an event of default exists under the Notes due to a breach of a representation contained in the purchase agreement by which the Notes were sold concerning reasonable assurances about the sufficiency of the Company’s internal accounting controls at the time of the placement of the Notes. The Letters point to disclosures made by the Company in its Form 10-K filed on September 28, 2005 (the “10-K”), identifying certain internal controls that were thought inadequate by the Company to ensure that there would not be more than a remote likelihood that material misstatements in its financial statements would be prevented or detected. The 10-K also included the opinion of Deloitte & Touche LLP, the Company’s independent auditors, that the Company’s consolidated financial statements as of June 30, 2005 presented fairly, in all material respects, the financial position of the Company, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles, and disclosed remedial actions being undertaken by the Company with regard to its internal accounting controls.

Although the Company believes that there are defenses available to it against assertions made in the Letters, the Company believes that it is in the interests of it and the Holders to attempt to resolve these matters through negotiation. The Company is currently in discussions with the holders of the Notes in an attempt to resolve these issues.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ JO S. MAJOR, JR.
Jo S. Major, Jr. President, Chief Executive Officer and Chairman of the Board of Directors

Date: October 25, 2005

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